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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                November 9, 2000

Intraware, Inc.
2000 Powell Street, Suite 140
Emeryville, CA 94608

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We are acting as counsel for Intraware, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 451,998 shares of common stock, $0.001 par value per share, (the "Shares") of the Company. The Shares are to be offered and sold by securityholders of the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

    We are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with this prospectus, will be legally issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Sincerely,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation